Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 128 - dated Monday, November 22, 2004 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XSV6	$10,020,000.00	100.000%	1.500%	$9,869,700.00	FIXED	4.950%
SEMI-ANNUAL
								11/15/2014	05/15/2005	$23.24	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2005 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 11/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XSW4	$3,695,000.00	100.000%	2.500%	$3,602,625.00	FIXED	5.400%
QUARTERLY
								11/15/2024	02/15/2005	$11.85	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2008 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 11/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XSX2	$15,507,000.00	100.000%	2.500%	$15,119,325.00	FIXED	5.500%
QUARTERLY
								11/15/2029	02/15/2005	$12.07	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2009 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 11/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Trade Date: Monday, November 22, 2004 @12:00 PM ET
Settlement Date: Friday, November 26, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 29-Oct-04